Exhibit 3.1

[LOGO]	DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390—After Issuance of Stock)

1. Name of corporation:

Nuvelo, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article FOURTH of the Amended and Restated Articles of Incorporation, as amended, is hereby amended by deleting the word “The” at the beginning thereof and inserting in lieu thereof the following:

“Effective upon the filing of this Certificate of Amendment to Amended and Restated Articles of Incorporation (this “Certificate of Amendment”) with the Secretary of State of the State of Nevada (the “Effective Time” and such date of filing, the “Effective Date”), each three (3) shares of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically and without any action on the part of any holder thereof be reclassified and changed into one (1) share of Common Stock, par value $.001 per share (“New Common Stock”), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the “Old Certificates”) will be entitled to receive, upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates (the “New Certificates”) representing that number of whole shares (rounded down to the nearest whole share) of New Common Stock into which the shares of the Old Common Stock formerly represented by such Old Certificates are reclassified and changed under the terms hereof. (continued on page 2)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 96.3% (approx.)

4. Effective date of filing (optional):	(must not be later than 90 days after the certificate is filed)
5. Officer Signature (required):

*	If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State AM 78.385 Amend 2003 Revised on: 11/03/03

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations—con’t

(Pursuant to NRS 78.385 and 78.390—After Issuance of Stock)

2. The articles have been amended as follows (provide article numbers, if available) (con’t):

From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights as a stockholder of the Corporation. In lieu of any such fractional shares of New Common Stock, stockholders will be entitled to receive, upon surrender of Old Certificates to the Corporation for cancellation, an amount in cash equal to the product of the closing trading price of New Common Stock on the Effective Date and such fraction. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the closing trading price of New Common Stock on the Effective Date. From and after the Effective Time the amount of capital represented by the shares of the New Common Stock into which the shares of Old Common Stock are reclassified and changed under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Common Stock and one-tenth of one cent ($.001).

After giving effect to the reverse stock split described in the preceding paragraph, the”

Page 2	Nuvelo, Inc.